Dakota Territory Resource Corp Announces Extension of Purchase Right

Company Positioned to Advance Exploration Assets

Lead, South Dakota, February 18, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") announced today that on February 15, 2021 the Company and JR Resources Corp. (“JR”) mutually agreed to extend for 30 days the option for JR to purchase up to an additional 72,900,000 shares of common stock for up to an additional $10,935,000.

“We are very pleased with the progress we have made with JR Resources.” said President and CEO of Dakota Territory, Jerry Aberle. “Travel restrictions and our concern for the health of our teams have had an impact on our collective efforts to close as scheduled. We are very much engaged and working to wrap things up quickly and to the benefit of Dakota Territory and our shareholders.”

About JR Resources Corp.

JR Resources Corp. is a well-funded private Nevada company founded by seasoned mining industry professionals. The Company is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward.

About Dakota Territory Resource Corp

Dakota Territory is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory maintains 100% ownership of eight gold properties covering approximately 15,442 acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top, Tinton, Maitland and Poorman Anticline Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (605) 717-2540

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.